Exhibit 99.1
ACE*COMM REPORTS RECEIPT OF NASDAQ CAPITAL MARKET
NOTIFICATION OF NON-COMPLIANCE WITH LISTING STANDARD
Gaithersburg, MD — September 12, 2007 — ACE*COMM Corporation (NASDAQ: ACEC) today reported that NASDAQ notified the Company, on September 6, 2007, that the Company had not met the terms of their extension, granted on July 16, to provide the Company more time to carry out a Compliance Plan. Under the Plan, the Company needed to regain compliance with NASDAQ Marketplace Rule 4310(c)(3), by raising the minimum stockholders equity, above the minimum threshold of $2,500,000. As a result, unless the Company requests an appeal, delisting of the Company stock will occur on September 17, 2007. If the Company requests an appeal hearing, pursuant to NASDAQ Market Place Rule 4800 series by September 13, 2007, a stay of the delisting will be granted pending the decision of the NASDAQ listing qualifications panel, which could take 30 to 45 days.
About ACE*COMM
ACE*COMM is a global provider of advanced operations support systems (OSS) and service delivery solutions for telecommunications service providers and enterprises. ACE*COMM’s advanced OSS solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. Network operators use them for revenue management, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.
For more than 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Bell Aliant, Cincinnati Bell, Cisco, General Dynamics, IBM, Motorola, Northrop Grumman, Siemens, and VeriSign. Headquartered in Gaithersburg, MD, ACE*COMM has corporate offices in Australia, Canada and the UK. ACE*COMM is an ISO 9001 quality standard compliant company. For more information, visit www.acecomm.com.

Media Relations Contact:	Investor Relations Contacts:
media@acecomm.com	Jody Burfening/Harriet Fried
+1 301.721.3000	hfried@lhai.com
+1 212.838.3777

© 2007 ACE*COMM	News Release	1 of 1
A07.JNN.0209